Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

From:	Jai P. Nagarkatti,	For questions, contact:
	Chairman, President and CEO	Kirk A. Richter,
Vice President and Treasurer
(314) 286-8004

Sigma-Aldrich (Nasdaq: SIAL) Announces Executive Management Changes: Retirement of David Julien and Promotion of Joseph Porwoll

ST. LOUIS, May 14 /PRNewswire-FirstCall/ — Sigma-Aldrich announces the retirement of David Julien, President – Global Supply Chain effective on June 30, 2010. Mr. Julien took on his current role in January 2009. He served as President of the Research Specialties unit of the Company from July 2005 to January 2009 and before that in a number of senior roles including that of President of the Research Biotech unit of the Company.

The Company is pleased to announce that Joseph Porwoll has been promoted to Vice President, Global Supply Chain and will take over the responsibilities held by Mr. Julien. Mr. Porwoll holds a PhD in chemistry from the University of Minnesota and has been with the Company for 26 years in roles of increasing responsibility, most recently as Vice President of the Company’s Wisconsin-based operations.

President and CEO Jai Nagarkatti commented, “We thank Dave Julien for his tremendous leadership and contributions over the years. He played an integral role in making our Company a global player in the life sciences industry. While we are sad to see Dave leave us and wish him well in his retirement, we are pleased to add Joe Porwoll to our executive team. Joe is a strong manager with substantial experience and skill in manufacturing, distribution, procurement and planning functions. This internal promotion is indicative of the commitment we have to developing talent at Sigma-Aldrich. Joe is expected to build upon Dave’s work in streamlining our global supply chain creating a competitive advantage by enhancing service and thereby enabling our customers’ success.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 38 countries and has 7,600 employees providing excellent service worldwide. We are committed to Accelerating our Customers’ Success through Innovation and Leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at http://www.sigma-aldrich.com

SOURCE: Sigma-Aldrich

CONTACT: Kirk A. Richter, Treasurer 6-8004 of Sigma-Aldrich,

Photo:http://www.newscom.com/cgi-bin/prnh/20050215/CGSIGMAALLOGO

Web site:http://www.sigma-aldrich.com